ROPKA LAW, LLC

C. Richard Ropka, LLM (Tax) †		152 Himmelein Road, Suite 800
Medford, New Jersey 08055
† Admitted to practice in US Supreme Court,		(856) 374-1744
US District Court & US Tax Court		(1-866) 272-8505 (Fax)

December 29, 2025

Archer Investment Series Trust

Trustees of the Archer Investment Series Trust

c/o Archer Investment Corporation

11711 North College Avenue #200

Carmel, IN 46032

Re:

Opinion of Counsel Relating to the Amended Registration Statement Filed on Form N-1A under the Securities Act of 1933

Archer Investment Series Trust, File Nos. 333-163981 and 811-22356 (“Registrant”)

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 42 to the Registration Statement, File Nos. 333-163981 and 811-22356 (the “Registration Statement”), of Archer Investment Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes, and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 42 is effective for the purposes of applicable federal and state securities laws, the shares of the Archer Balanced  Fund, the Archer Stock Fund, the Archer Income Fund, the Archer Dividend Growth Fund, the Archer Focus Fund and the Archer Multi-cap Fund, each a separate series of the Trust (a “Fund”), if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 42 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

ROPKA LAW, LLC

By:   /s/ C. Richard Ropka, Esq.

       C. Richard Ropka, Esq.